United States
Securities and Exchange Commission
Washington, D.C. 20549

____________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 24, 2003

ARS NETWORKS, INCORPORATED
(Exact name of registrant as specified in its charter)

New Hampshire
(State or other jurisdiction of incorporation)

001-14883 (Commission File Number)	14-1805077 (IRS Employer Identification No.)
100 Walnut Street Champlain, New York (Address of principal executive offices)	12919 (Zip Code)

(518) 298-2042
(Registrant's telephone number, including area code)

Item 2.  Purchase or Disposition of Assets.

            On April 24, 2003, the registrant and the registrant's wholly-owned subsidiary, ARS Products Inc., and HMM Capital Holdings, Inc. executed that certain Plan and Agreement of Triangular Merger.  Pursuant to the Plan, the stockholders of HMM Capital desired to cause the merger of HMM Capital with and into ARS Products, and receive shares of the common stock of the registrant, par value $0.0001 per share (the "ARSN Stock") in exchange for all of their shares of the common stock of HMM Capital, par value $0.0001 per share (the "HMM Capital Stock").  ARS Products shall be the Surviving Corporation (the "Surviving Corporation").

            The effective date of the Merger shall be the date of the filing of Articles of Merger for HMM Capital and ARS Products in the states of Delaware and Nevada.

            The stockholders of HMM Capital currently own 10,000,000 shares of the HMM Capital Stock, which shares constitute all of the issued and outstanding shares of the capital stock of HMM Capital.  As a result of the Merger, the stockholders of HMM Capital shall be entitled to receive, in exchange for all of their HMM Capital Stock, 10,000,000 shares of the ARSN Stock.  The presently issued and outstanding shares of the ARS Products Stock shall be retained by its current stockholder, ARSN, following the Merger, so that following the Merger, ARSN will continue to own 100 percent of the issued and outstanding shares of the ARS Products Stock.

            The Certificate of Incorporation and Bylaws of ARS Products existing on the effective date of the Merger shall continue in full force as the Certificate of Incorporation of the Surviving Corporation until altered, amended, or repealed as provided therein or as provided by law.

Item 7.  Financial Statements and Exhibits.

            Financial Statements.

None.  Financial statements with respect to HMM Capital will be filed within the time permitted by the regulations of the Securities and Exchange Commission, inasmuch as such financial statements have not been completed as of the date hereof.

            Exhibits.

                        The following exhibits are filed herewith:

            Exhibit 10.1.  Plan and Agreement of Triangular Merger between the Registrant and its wholly-owned subsidiary, ARS Products, Inc. and HMM Capital Holdings, Inc.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2003	ARS NETWORKS, INCORPORATED

By /s/ Sydney A. Harland
Sydney A. Harland, President